
   Schedule of Year-To-Date Principal and Interest Distributions
                           to
                  Certificateholders
                                                                              Ending
Class                   Interest             Principal      Losses           Balance
A1                    20,467,044.33      38,526,020.55         0.00        379,473,979.45
A2                     9,663,104.95      18,052,946.21         0.00        178,947,053.79
R                             42.95               0.00         0.00                  0.00
X1                    11,345,286.30               0.00         0.00                  0.00
X2                     4,983,132.42               0.00         0.00                  0.00
